Exhibit 3.12(b)

PARTNERSHIP AGREEMENT

Dated: February 16, 2007

AMONG:

Wireline Works Inc., a body corporate incorporated under the laws of the Province of Alberta (hereinafter referred to as “WWI”)

- and -

1295728 Alberta ULC, a body corporate incorporated under the laws of the Province of Alberta (hereinafter referred to as “1295728”)

WHEREAS:

A.    The Partners to this Agreement wish to establish a partnership to carry on the business of providing electomechanical, wire rope and other cables related to the oil and gas industry in Canada; and

B.    The Parties wish to enter into this Partnership Agreement to govern the relationship they have as Partners and to provide for the addition of new Partners from time to time and for the retirement of Partners from time to time.

THEREFORE, the parties agree with each other as follows:

ARTICLE 1 — INTERPRETATION

1.1	Definitions

In this Agreement unless otherwise provided the following terms shall have the following meanings:

(a)	“Affiliate” or “Affiliated” shall have the meaning ascribed thereto in the Business Corporations Act (Alberta);

(b)	“Auditor” means the auditor determined by Section 5.2 hereof;

(c)	“Business” means the business of the design, marketing, manufacture and sale of electromechanical, wire rope and other cables to the oil and gas industry worldwide;

(d)	“Capital Account” means the account of each Partner established pursuant to Section 6.1 hereof;

(e)	“Ordinary Resolution” means a resolution passed by a vote of the Partners representing more than 50% of the Partnership Interests:

(i)	as they exist at that time; or

(ii)	present and participating at a meeting or Partners;

(f)	“Party” or “Parties” means the parties names and referred to on the first page of this Agreement including all future Partners.

(g)	“Partner” means a member of the Partnership formed and carrying on business pursuant to the Partnership Agreement and all parties who become Partners of the Partnership, and will not include former Partners of the Partnership.

(h)	“Partnership” refers to the partnership formed hereby.

(i)	“Partnership Agreement” or “Agreement” means this agreement as amended from time to time.

(j)	“Partnership Interest” means the interest a Partner has, from time to time, in the assets and liabilities of the Partnership and, where the context hereof requires, expressed as a percentage of all of the interests of the Partners;

(k)	“Special Resolution” means a resolution passed by a vote of the Partners representing at least 66.67% of the Partnership Interests:

(i)	as they exist at that time; or

(ii)	present and participating at a meeting of Partners;

(l)	“Unanimous Resolution” means a resolution approved by all of the Partners in existence at that time.

1.2	Number and Gender

Words importing the singular number only will include the plural and vice versa and words importing the masculine gender will include the feminine gender and words importing persons will include firms and corporations and vice versa.

1.3	Headings

The headings of all the articles and sections hereof are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

1.4	Agreement Supersedes

The Parties acknowledge and agree that this Agreement will supersede and replace any discussion, letter or form of agreement oral or written, which may exist as of the date of execution and delivery of this Agreement.

1.5	Applicable Law

This Agreement will be governed by the laws of the Province of Alberta and the laws of Canada as they apply in the Province of Alberta.

ARTICLE 2 — PARTNERSHIP

2.1	Partnership Established

The Partners hereby constitute themselves a general partnership for the purpose of carrying on the Business. To the extent not otherwise provided for herein, the Partnership shall be governed by the provisions of the Partnership Act (Alberta) as now enacted or as the same may be from time to time amended, re-enacted or replaced.

2.2	Activities of the Partnership

The Partnership was organized to exclusively engage in the Business with only such necessary incidental operations as the maintenance of records and the purchase and disposition of property as may be necessary to the operation of the Partnership in that regard. The Partners agree that this provision may be amended by a Special Resolution.

2.3	Name of the Partnership

The Partnership name and style of the Partnership will be “Wireline Works Partnership” or any name and style as may from time to time be agreed upon by Special Resolution and a Partner will not enter into any Agreement on behalf of the Partnership otherwise than in the Partnership name.

It is agreed that, notwithstanding the above, the Partnership will not use the name of a Partner that is not actively involved in the business of the Partnership without the consent of that Partner or the personal representatives of that Partner unless such name is also the name of another active Partner at that time.

2.4	Continuation of Partnership

The Partnership will continue indefinitely unless terminated according to the terms of this Agreement. The retirement, death, insolvency, notice of intention to resign or retire signed by any Partner, change of membership, whether by admission of new Partners or by expulsion, withdrawal or other cessation of former Partners, arbitration of disputes or any other matter will dissolve the Partnership as between the remaining Partners, unless otherwise agreed by Special Resolution.

2.5	Offices

The Partnership will have its offices in the City of Calgary or at such place or places as may from time to time be agreed upon by Special Resolution.

2.6	Fiscal Year

The financial year of the Partnership will terminate on the last day of December in each year during the currency of the Partnership or such other time as the Partners may determine by Special Resolution.

2.7	Clients

Client and customer accounts will be client and customer accounts of the Partnership and will not be considered as clients of any one or more Partners or associates of the Partnership.

2.8	Winding-Up

On winding-up the Partnership, the Partners at that time will be entitled to share in the distribution of the assets of the Partnership based upon their respective Partnership Interests in the Partnership at that time.

ARTICLE 3 — PARTNERS OF THE PARTNERSHIP

3.1	Duty to Partnership

Each Partner shall act in good faith toward, and in the best interests of, the Partnership and shall devote such time as may be required to fulfil the obligations assumed by the Partner in this Agreement. Subject to such activities not causing a breach of this Agreement, each Partner may engage in any other business or activity outside the Partnership Business.

3.2	Duty to Pay Accounts

Each Partner will at all times duly and punctually pay and discharge as separate and private debts, its obligations whether present or future and keep the Partnership property and the other Partners and their heirs, executors, administrators and assigns free from all actions, proceedings, costs, claims and demands in respect thereof.

3.3	Assignment of Interest

No Partner will assign its interest in the Partnership, whether a direct or indirect interest, or become a surety or incur a liability which may place its interest in the Partnership in danger of attachment, or inhibit its ability to fulfil its obligations to the Partnership without the consent of the Partnership by way of a Special Resolution.

3.4	Authority

Except in the ordinary course of the Partnership’s business and within the responsibilities and authorities delegated by the Partnership, no Partner will, without the consent of the Partners by way of Ordinary Resolution, compound, release, discharge or give time for the payment or performance of any debt due or owing to the Partnership, or will make, draw, sign or endorse any bill of exchange, promissory note or cheque or contract any debt or liability or give any security in the name or on behalf of the Partnership. Partners will exercise their responsibilities and authorities with the utmost good faith and prudence.

3.5	Indemnity

Any Partner who incurs liability or causes the Partnership to incur a liability or likewise compromises a debt in contravention of this Partnership Agreement will be deemed to have given or undertaken, on its own separate account, such liability and will indemnify the other Partners against all loss or liability arising in respect thereof and will account to the Partnership and the Partners for all such losses or harms.

3.6	Transfer of Shares

Each Partner that is a corporation agrees not to permit the transfer of any shares of such Partner or the issue of any new shares to any person without the prior written consent of the Partnership in the form of a Special Resolution.

ARTICLE 4 — MANAGEMENT OF THE PARTNERSHIP

4.1	Management of Business and Affairs

The management of the business and affairs of the Partnership is vested in the Partners.

4.2	Delegation of Responsibility

(a)	Subject to the terms of this Agreement, the Partners may delegate any or all of their duty to manage the business and affairs of the Partnership to a managing Partner, who may be referred to as a Managing Director (the “Managing Director”), or to a management committee which may be referred to as a Board of Directors (“Board of Directors”, “Board” or “Directors”),

(b)	Any Managing Director or Board of Directors will be chosen by Ordinary Resolution.

(c)	If a Board of Directors is appointed, the Partners;

(i)	will determine the size of the Board;

(ii)	will determine members of the Board and the term each member will serve;

(iii)	will determine the duties and responsibilities of the Board; and

(iv)	will determine whether the Board will have the authority to further delegate its responsibility to a Managing Director selected by it and the extent to which the Board can so delegate;

(d)	The Partnership or the Board of Directors, if any, may create offices and other management positions and assign appropriate titles and responsibilities by Ordinary Resolution.

4.3	Meetings of the Partnership

The Partners will meet at such times and at such places as they will determine from time to time by Ordinary Resolution. The Managing Director or the Board of Directors will be authorized and will be entitled to call, on five (5) full days notice in writing, a meeting of the Partnership to consider any decision or matter to be undertaken. Any two Partners, acting together, may call a meeting of the Partners upon ten (10) full days notice.

Any notice given pursuant to this paragraph will be in writing, delivered, to each Partner, and if a Partner cannot be served personally with a notice, it will be sufficient that it be delivered to it in care of and at the offices of the Partnership and will set out in reasonable detail all matters to be considered at such meeting.

Meetings will be held at the offices of the Partnership at the time specified in the notice unless otherwise agreed by all the Partners.

The members of the Board of Directors shall serve in that capacity without compensation.

The members of the Board of Directors shall elect from among themselves a Chairman at the first meeting of the Board of Directors and thereafter annually at the first meeting of the Board of Directors in each year and such Chairman shall serve until a successor is elected. The Chairman shall preside at all meetings of the Board of Directors, if present.

4.4	Telephone Meetings

A telephone meeting will be permitted, in lieu of a meeting of the Partners, if all Partners consent. Also, with the consent of the members attending at any meeting of the Partners, any one or more of the Partners may participate in the meeting by way of telephone.

4.5	Written Resolutions

In lieu of any meeting, written resolutions, signed by all the Partners, will be permitted for any decisions to be made by the Partners.

4.6	Proxies

Proxies will not be permitted; and the only authorized representative for a corporate Partner will be a Principal.

4.7	Quorum

A quorum for a general meeting of the Partners will be any number of Partners representing a majority of Partnership Interests.

4.8	Voting

Voting will be by any means determined by the Chairman unless a ballot is demanded by any Partner in attendance, in which case the vote will be by secret ballot.

Each Partner will be entitled to one vote for each percentage of Partnership Interest owned by the Partner at the time of the vote. Fractional votes will be valid for this purpose.

4.9	Minutes of Meetings and Decisions

The Partnership will maintain a minute book and place in the minute book a copy of this Agreement and all resolutions passed by the Partners. The Managing Director or the Board of Directors will also maintain minutes or a record of their decisions which will be maintained in the minute book.

4.10	Decisions of Partners

Notwithstanding any of the other provisions hereof, the following matters shall require the prior unanimous approval of the Partners:

(a)	the sale of any Partnership Interest by a Partner;

(b)	any material change in the Partnership Business;

(c)	the entering into or amendment of any agreement other than in the ordinary course of the Partnership Business;

(d)	the purchase or sale of any assets from or to the Partnership or the provision of services to the partnership by any Partner or a related person to any Partner (as the term “related person” is defined in the Income Tax Act (Canada)), except as other wise permitted herein;

(e)	any arrangement for the sharing of profits or any joint venture with any person;

(f)	the merger or other reorganization of the Partnership with any person or the acquisition by the Partnership of any business;

(g)	the admission of a new Partner;

(h)	the removal or replacement of the Auditors during their term of appointment; and

(i)	the removal or replacement of the Chairman during his or her term of office.

4.11	Conflict of Interest

If any Partner has a conflict of interest with the Partnership in any decision to be made by the Partners or by the Board of Directors, such conflict of interest will be declared by that Partner and recorded in the minutes of the meeting of the Partners or the Board of Directors, as the case may be, and that Partner may not vote on the decision of the Partners or Directors.

4.12	No Personal Liability

No member of the Board of Directors shall incur any personal liability pursuant to partnership activities conducted by the member in accordance with this Article 4. The Partnership shall indemnify members and all employees of the Partnership and their heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by them in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having served in such capacity if:

(a)	such person acted honestly and in good faith with a view to the best interests of the Partnership, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that his or her conduct was lawful and whether or not such person is still serving in such capacity at the time of such action or judgement.

4.13	Execution of Instruments

Contracts, documents or instruments in writing requiring execution by the Partnership may be signed by any two Partners or members of the Board of Directors, and all contracts, documents and instruments in writing so signed shall be binding upon the Partnership without further authorization or formality. The Board of Directors is authorized from time to time by resolution to appoint any Partner or member thereof or any other person to sign and deliver on behalf of the Partnership either contracts, documents or instruments in writing generally or specific contracts, documents or instruments in writing.

ARTICLE 5 — ACCOUNTING AND FINANCIAL STATEMENTS

5.1	Books and Records

The books and records of accounts of the Partnership shall reflect all Partnership transactions. Such books and records shall be maintained at the principal place of business of the Partnership and shall be open to examination during normal business hours by any Partner, Director or independent accountant selected by a Partner.

5.2	Auditors

KPMG LLP shall be appointed the Auditors unless all of the Partners have consented in writing to no Auditor being appointed.

5.3	Financial Statements

(a)	As soon as practicable after the end of each fiscal year of the Partnership, financial statements shall be prepared and certified by the Auditors, for and as of the end of such fiscal year, in accordance with generally accepted accounting principles consistently applied, and such financial statements shall show the assets and the liabilities of the Partnership, all income and revenue received and receivable and all expenses, costs and charges incurred and paid or payable by the Partnership in respect of such fiscal year, with the resulting net profit or loss of the Partnership in respect of such fiscal year, and shall also show the amounts standing to the credit of each Partner hereto in respect of its Capital Account, all in accordance with the provisions herein contained.

(b)	Any financial statements prepared and certified by the Auditors as herein provided shall be final, binding and conclusive among the Partners in the absence of manifest error.

ARTICLE 6 — CAPITAL OF THE PARTNERSHIP AND INCOME / LOSS DISTRIBUTION

6.1	Capital Accounts

Separate capital accounts shall be maintained for each Partner which shall consist of the aggregate of the sums from time to time contributed by each Partner together with the net value of assets transferred to the Partnership by each Partner plus each Partner’s share of the net profits of the Partnership, less any distributions and losses of the Partnership (“Capital Account”).

6.2	Initial Capital Contribution

The Partners acknowledge that each of them shall effective as at the date hereof make a contribution (the “Initial Contribution”) to the Partnership of certain assets agreed by the Partners to have the following values and result in the following Partnership Interests:

	Initial Contribution	Partnership Interest
(a) WWI:	$99.00	99%
(b) 1295728	$1.00	1	%.

Notwithstanding the proportions of the Partnership Interest, the agreed values of Initial Contribution by each Partner may be disproportionate and the Parties have no intention to re-determine the values of the Initial Contribution and resulting Partnership interests.

6.3	Additional Capital Contributions

If the Board determines by Special Resolution that further capital is required for the purposes of the business of the Partnership, the Partners shall contribute the same in such amounts and at such times as the Board may by Unanimous Resolution determine, such contributions to be proportionate with the Partnership Interests of the Partners, unless a disproportionate contribution is otherwise unanimously approved by the Partners.

6.4	Failure to Contribute

If a Partner fails to advance further capital as and when required by the Board or if a Partner’s capital account is in a negative balance, then the other Partner(s) may contribute the share or any part thereof which the defaulting Partner has neglected or refused to contribute or such sum as is equal to the capital account negative balance, and thereupon the amount so contributed by the other Partner(s), together with interest thereon at the prime rate of the bank of the Partnership from time to time, plus three (3%) per cent per annum, computed monthly, not in advance, shall be a debt due by the defaulting Partner to the other Partner(s) making contribution on the defaulting Partner’s behalf, and such debt shall be a charge against the Partnership Interest of the defaulting Partner and any distribution to the defaulting Partner, whether of income or capital. Each Partner does hereby for himself, his heirs, executors, administrators, successors and assigns, authorize the Partnership to pay to the Partner(s) so contributing on his behalf his share of any distribution of income, or of capital, in repayment of the amount(s) so contributed and interest thereon as aforesaid.

6.5	Income

Each Partner shall be entitled to receive such drawings from time to time as is determined by Ordinary Resolution and which drawings shall constitute a distribution against each Partner’s Capital Account, provided that any such drawings shall, unless otherwise agreed by Unanimous Resolution, be made pro rata according to each Partner’s Partnership Interest. Each Partner shall share pro rata in the net profits of the Partnership for each fiscal year according to each Partner’s Partnership Interest or in such other proportion as the Partners may determine by Unanimous Resolution. The Partnership profits shall be distributed from time to time as determined by Ordinary Resolution.

6.6	Losses

Any loss suffered by the Partnership in any fiscal year shall be borne by the Partners pro rata according to each Partner’s Partnership Interest provided that any loss caused by the wrongful or negligent act or omission of any Partner shall be paid and discharged by such Partner in full.

6.7	Withdrawal from Capital Account

No Partner shall withdraw any part of its Capital Account except pursuant to an Unanimous Resolution to that effect.

ARTICLE 7 — SALE OF PARTNERSHIP INTEREST

7.1	Sale Generally

Notwithstanding any contrary provision in this Agreement, no sale of a Partnership Interest shall be binding upon any other party or shall be valid in law unless made in accordance with the provisions of this Agreement, and unless and until the purchaser or transferee shall execute an agreement wherein it agrees to be bound by the provisions of this Agreement to the same extent as if it had been an original party thereto.

7.2	Sale to Affiliate

Notwithstanding any provision of this Agreement, any Party shall be entitled to sell or transfer the whole or any portion of its undivided interest to any subsidiary or Affiliated corporation or any shareholder of such Party without the prior written consent of the other Parties provided, however, that notwithstanding such sale or transfer the Party so transferring the same shall nevertheless remain fully liable to the other Parties hereunder for all of its obligations hereunder.

ARTICLE 8 — TERMINATION AND DISSOLUTION

8.1	Term

The Partnership created by this Agreement shall begin on the date hereof and shall continue thereafter until the Partners otherwise agree in writing to dissolve the Partnership, notwithstanding changes from time to time in the persons who are Partners.

8.2	Dissolution

(a)	The Partnership shall not be dissolved upon the withdrawal of a Partner, or upon the sale or deemed sale of a Partner’s Partnership Interest in accordance with the provisions of this Agreement, but shall continue in existence until otherwise terminated in accordance with the provisions hereof. The Partnership shall continue until the Partners resolve by Special Resolution to terminate the Partnership and thereafter the Partnership shall terminate at the expiration of six (6) months after the date of the resolution, provided however, that upon Unanimous Resolution, the Partnership may be terminated without notice on such date as may be specified in such Unanimous Resolution.

(b)	Upon dissolution of the Partnership, a full and general account shall be taken of the assets, credits, debts and liabilities of the Partnership and of the transactions and dealings thereof and with all convenient speed such assets and credits shall be sold, realized and got in and the proceeds applied as follows:

(i)	firstly, in paying and discharging the debts and liabilities of the Partnership to the persons who are not Partners and the expenses of and incidental to the dissolution of the Partnership;

(ii)	secondly, in paying to each Partner any unpaid debts and liabilities (including any unpaid net profits) which may be due to it;

(iii)	thirdly, in paying to each Partner an amount equal to any credit balance in its Capital Account; and

(iv)	fourthly, the balance, if any, of such proceeds shall be divided between the Partners proportionately to their Partnership Interests.

ARTICLE 9 — DEFAULT

9.1	Events of Default

In the event that:

(a)	any Partner shall fail to carry out its responsibilities as set out in this Agreement after fifteen (15) days written notice by the Partnership to do so; or,

(b)	any Partner shall become insolvent or bankrupt or subject to the provisions of the Winding-up Act (Canada) or the Bankruptcy and Insolvency Act (Canada), or shall go into liquidation, either voluntary or under an order of a Court of competent jurisdiction, or make a general assignment for the benefit of its creditors; or

(c)	a liquidator, receiver or receiver and manager be appointed with respect to the Partnership Interest of any Partner; or,

(d)	the Partnership Interest of any Partner shall be subjected to proceedings by way of distress, foreclosure, execution, possession or any similar process, and such process is not actively and diligently disputed by such Party, and discharged or terminated within a reasonable time thereafter;

then such defaulting Partner shall be deemed to be in default hereunder, and the other Partners shall have the rights and remedies hereinafter specified, in addition to all other rights and remedies in law and equity.

ARTICLE 10 — OPTION ON DEFAULT

10.1	Grant of Option

In the event that any Partner (the “Defaulting Partner”) shall be in default or be deemed to be in default under the provisions of Article 9 hereof, the Defaulting Partner shall be deemed to grant to the non-defaulting Partners (the “Optionees”) an option to purchase the Defaulting Partner’s Partnership Interest in accordance with the price set out in Section 10.2 hereof. This option shall be for a period of thirty (30) days, which period shall commence to run from the date upon which the Optionees receive actual notice of the default upon which the option arises. Each Optionee shall have the right to purchase that percentage of the Defaulting Partner’s proportionate Partnership Interest represented by the proportion which the Partnership Interest held by the particular Optionee is of the sum of all Partnership Interests held by all Optionees. Notice of exercise of the option shall be by written notice. Any transaction arising out of this Article 10 shall be closed at the office of the solicitors of the Partnership thirty (30) days following the receipt by the Defaulting Partner of the notices of exercise of this option. Should less than all of the Optionees exercise the option, then the Optionees who do exercise the option shall be entitled to complete the purchase of their proportion of the Defaulting Partner’s proportionate Partnership Interest. Further, in the event that less than all of the Optionees exercise the option, then the option to acquire the portion of the Defaulting Partner’s proportionate Partnership Interest not exercised shall be re-allocated among the remaining Optionees according to each such remaining

Optionee’s pro-rata share of the total proportionate Partnership Interests of the Optionees exercising the option. This procedure shall be repeated until either all of the Defaulting Partner’s Partnership Interest has been subscribed for or each of the Optionees shall have waived the option to acquire any further portion of the Defaulting Partner’s proportionate Partnership Interest.

10.2	Purchase Price

The purchase price for the purchase of the Defaulting Partner’s Partnership Interest pursuant to the option granted in Section 10.1 hereof shall be the fair value of the Defaulting Partner’s Partnership Interest, effective the date of exercise of the option by the Optionees as determined by the Auditors of the Partnership less twenty-five (25%) percent of the fair value determined thereby.

10.3	Payment

The purchase price for the purchase of the Defaulting Partner’s Partnership Interest shall be paid in three (3) equal payments, the first of which shall be paid on the closing date, the second of which shall be paid on the first anniversary of the closing date and the last payment shall be made on the second anniversary of the closing date. No interest shall be payable on any outstanding balance for any period of time prior to the date the payment is due. In the event any payment is not made on the due date, the payment in arrears shall bear interest from the due date at the Partnership’s bank’s prime rate plus three (3%) per cent per annum.

ARTICLE 11 — ARBITRATION

11.1	Arbitration

All disputes and questions whatsoever which may arise among the Partners in connection with this Agreement or the construction or application thereof or any clause or thing herein contained or any account, evaluation or division of assets, debts or liabilities to be made hereunder or as to any act, deed or omission of any Partner or as to any other matter in any way relating to the Partnership Business or the affairs thereof or the rights, duties or liabilities of any person under this Partnership Agreement will be referred to a single arbitrator in accordance with and subject to the provisions of the Arbitration Act (Alberta) as amended from time to time.

ARTICLE 12 — GENERAL

12.1	Debts and Liabilities

Each Partner shall be responsible for all Partnership debts and liabilities pro rata according to that Partner’s respective proportionate Partnership Interest. If at any time any Partner becomes personally liable for any monies borrowed by the Partnership or for any other obligations entered into by the Partnership, then, provided such liability or obligation was incurred with the consent, express or implied, of the other Partners, the other Partners hereby covenant and agree to protect, indemnify and save harmless the Partner so liable, in order that all Partners shall be liable in proportion to the proportionate Partnership Interest of the Partners. Each Partner shall have a lien or charge upon the Partnership Interests of the Partner not so indemnifying.

Notwithstanding the joint and several nature of every guarantee entered into by the Partners, as between each Partner, the obligation to indemnify and save harmless the other Partner shall be in accordance with the proportionate Partnership Interest of each Partner as aforesaid.

12.2	Modification

This Agreement may not be modified or amended except by an instrument in writing duly executed by all the Partners.

12.3	Assurances

Each of the Partners covenant and agree to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

12.4	Assignment

This Agreement shall not be assignable by any Party hereto except as provided herein and any attempt to assign the rights, duties and obligations hereunder, except as herein provided, without the consent in writing of the other Parties shall be of no effect whatsoever.

12.5	Condonation, etc.

No condonation, forgiveness, waiver or forbearance by any Party or any non-observance or non-performance by any other Party of any of the provisions of this Agreement will operate as a waiver or estoppel against the first such Party in respect of any such provision or any subsequent non-observance or non-performance by any other Party of any of the provisions of this Agreement.

12.6	Unenforceable Provisions

Any clause or provision of this Agreement which for any reason is or becomes unenforceable or void shall be severed from this Agreement and shall not alter or terminate the validity or enforceability of any other provisions hereof

12.7	Time of Essence

Time shall be of the essence of this Agreement and of every part hereof.

12.8	Notices

Any notice required to be given hereunder by any party shall be deemed to have been well and sufficiently given if:

(a)	personally delivered to the party to whom it is intended or if such party is a corporation to an officer of that corporation; or

(b)	mailed by prepaid registered mail, transmitted by facsimile or delivered, to the address or facsimile number of the party to whom it is intended as follows:

(i)	if to WWI, then:

Bay	4, 7503 — 35th Street SE
Calgary,	Alberta
T2C	1V3

Attention:	The President

(ii)	if to CTS, then:

Bay	4, 7503 — 35th Street SE
Calgary,	Alberta
T2C	1V3

Attention:	The President

or to such other address or number as a party may from time to time direct in writing. Any notice delivered before 4:30 p.m. local time on a day that is not a Saturday, Sunday or statutory holiday in Alberta (a “Business Day”) shall be deemed to have been received on the date of delivery and any notice delivered after 4:30 p.m. local time on a Business Day or delivered on a day other than a Business Day, shall be deemed to have been received on the next Business Day. Any notice mailed shall be deemed to have been received seventy two (72) hours after the date it is postmarked. Any notice sent by facsimile before 4:30 p.m. local time on a Business Day shall be deemed to have been received when the sender receives the answer back confirming receipt by the recipient; provided, however, that any facsimile received after 4:30 p.m. local time on a Business Day or received on a day other than a Business Day shall be deemed to have been received on the next Business Day. If normal mail or communications service is interrupted by strike, slow-down, force majeure or other cause after the notice has been sent the notice will not be deemed to have been received until actually received. In the event normal mail service is impaired at the time of sending the notice, then personal delivery or facsimile transmission only shall be effective.

12.9	Enurement

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement effective as of the day and year first written above.

WIRELINE WORKS INC.

Per:	/s/ T. Moffatt
Name: T. Moffatt
Title: President

1295728 ALBERTA ULC

Per:	/s/ T. Moffatt
Name: T. Moffatt
Title: President

PARTNERSHIP AGREEMENT

AMENDMENT AND ACKNOWLEDGEMENT

Reference is made to the amended and restated credit agreement dated as of February 8, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Wire Rope Corporation of America, Inc., as borrower (the “Borrower”), WRCA (Cyprus) Holdings Limited, as the Parent, the lenders from time to time party thereto (the “Lenders”), CIBC, as administrative agent for the Lenders (in such capacity, together with its successors, the “Administrative Agent”), CIBC World Markets Corp. and Jefferies Finance LLC, as joint lead arrangers and joint book managers and Jefferies Finance LLC as syndication agent, the Lenders have agreed to make Loans to the Borrower.

Reference is further made to the Wireline Works Partnership (the “Partnership”).

Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Credit Agreement.

Effective as of the date hereof, the partnership agreement of the Partnership (the “Partnership Agreement”) is hereby amended to provide that the partnership interests now or hereafter issued by the Partnership (individually, a “Unit of Partnership Interest” and collectively, the “Units of Partnership Interest”) shall constitute “securities” for the purposes of the Securities Transfer Act (the “STA”). The delivery to the Administrative Agent of the Units of Partnership Interest together, in each case, with undated transfer and power of attorney shall constitute “control” within the meaning of the STA.

Each of the undersigned acknowledges and agrees that the designation of Unit of Partnership Interest as “securities” contained herein shall not be revoked without the prior consent of the Agent.

This amendment and acknowledgement shall constitute a Loan Document.

This amendment and acknowledgement may be executed by each of the undersigned in counterparts and all such counterparts constitute one and the same agreement.

DATED as of the 30th day of March, 2007.

Signature Page Follows

1295728 ALBERTA ULC

By:	/s/ Ira Glazer
Name: Ira Glazer
Title: Director

WRCA CANADIAN HOLDINGS (LUXEMBOURG) S.À R.L.

By:	/s/ Ira Glazer
Name: Ira Glazer
Title: Class A Manager

By:	/s/ Daniel Adam
Name: Daniel Adam
Title: Class B Manager